Exhibit 99.1

FISCALNOTE ANNOUNCES LEADERSHIP SUCCESSION PLAN TO DRIVE NEXT PHASE OF GROWTH

TIM HWANG TO TRANSITION TO EXECUTIVE CHAIRMAN AND JOSH RESNIK, CURRENT PRESIDENT & COO, TO BECOME CHIEF EXECUTIVE OFFICER EFFECTIVE JANUARY 1, 2025

WASHINGTON, D.C. – Tuesday, November 12, 2024 – FiscalNote Holdings, Inc. (NYSE: NOTE) ("FiscalNote"), a leading AI-driven enterprise SaaS technology provider of policy and global intelligence, today announced a leadership succession whereby Tim Hwang, the company’s current Chairman, Chief Executive Officer, and Co-founder, will transition to Executive Chairman after nearly 12 years as Chief Executive Officer. The Board of Directors has appointed Hwang as Executive Chairman and appointed Josh Resnik, the company’s current President and Chief Operating Officer, as Chief Executive Officer, each effective January 1, 2025.

Hwang will continue his commitment to the company’s vision and success in his new role as Executive Chairman, where he will focus on strategic initiatives and the continuity of FiscalNote’s mission as it enters its next phase of growth. As President and Chief Operating Officer, Resnik has been instrumental in advancing FiscalNote’s product strategy and operational effectiveness, and he brings years of proven experience and results to his new role as CEO; he will retain his position as President of the Company as well.

"After almost 12 years at the helm of operating FiscalNote every day and after deep considerable thought, I’ve decided to pass the baton and transition to the role of Executive Chair, allowing me to step into a new chapter — returning to my founder roots with renewed passion and focus as we continue to scale FiscalNote to even greater heights. Reflecting on the journey over the past decade, I am filled with pride for all that our team has accomplished and the incredible community we’ve built. I am equally energized by the opportunities ahead and incredibly optimistic about FiscalNote’s future. I am confident that Josh’s years of leadership position him to execute as CEO on FiscalNote’s mission — to help our customers navigate a constantly changing political, regulatory and economic environment — and our strategy to drive greater value for shareholders and customers over the long term." said Hwang. “As co-founder, I am incredibly proud of what FiscalNote has accomplished and excited to bring my passion, energy, and motivation to the role of Executive Chairman, working closely with senior leadership on company culture, nurturing new innovative products, accelerating our generative AI growth, working on strategy, and advocating for FiscalNote externally.”

"I want to thank the Board for their confidence in my leadership and Tim for his support,” said Resnik. "I look forward to partnering with the Board, Tim as Executive Chairman, our management team, and all of our Global Team colleagues to build on everything we have accomplished. By placing relentless focus on our product roadmap, continuing to drive efficiencies, and further simplifying the business, we will deliver greater value for our customers and shareholders as we drive the next phase of growth for the Company."

Since co-founding FiscalNote in 2013, Hwang has transformed FiscalNote from a Silicon Valley startup into a leading AI SaaS company with products that provide critical intelligence and information for thousands of customers around the world. Hwang steered FiscalNote through its founding, launched dozens of products at the intersection of legal tech and AI, and listed the company on the New York Stock Exchange – making him one of the youngest Asian American CEOs/Co-founders on the Exchange. Under Hwang’s leadership, FiscalNote has grown to serve more than 4,000 customers worldwide, powered by its talented employees operating globally.

Michael Callahan, FiscalNote’s lead independent Board director, said, "On behalf of the Board, I want to thank Tim for his visionary leadership since FiscalNote’s founding in 2013. FiscalNote would not be the market leading AI-driven provider of policy and global intelligence without the vision, dedication and leadership of its co-founders. Tim’s transition to Executive Chairman allows us to continue benefiting from his insight and strategic guidance as we enter this exciting next chapter.” Callahan also noted, "Josh deeply understands FiscalNote and has been instrumental in tackling our most important priorities, including maturing our product operating model and driving sustainable growth. We know we will be in good hands as Josh steps into the role of CEO."

About FiscalNote
FiscalNote (NYSE: NOTE) is a leader in policy and global intelligence. By uniquely combining data, technology, and insights, FiscalNote empowers customers to manage political and business risk. Since 2013, FiscalNote has pioneered technology that delivers critical insights and the tools to turn them into action. Home to CQ, Dragonfly, Oxford Analytica, VoterVoice, and many other industry-leading brands, FiscalNote serves thousands of customers worldwide with global offices in North America, Europe, Asia, and Australia. To learn more about FiscalNote and its family of brands, visit FiscalNote.com and follow @FiscalNote.

Contacts:

Media
Nicholas Graham
FiscalNote
press@fiscalnote.com

Investor Relations

Bob Burrows

FiscalNote

IR@fiscalnote.com

Source: FiscalNote